Exhibit 12.1

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013 (1)	Year Ended December 31, 2012 (1)	Year Ended December 31, 2011 (1)	Year Ended December 31, 2010 (1)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$516,622	$57,827	$250,431	$140,215	$81,071

(Plus):
Equity in income of unconsolidated entities, net of distributions received	60,912	48,004	11,170	618	4,856
Amortization of capitalized interest (2)	16,475	20,157	17,929	16,277	15,149

Earnings before fixed charges	$594,009	$125,988	$279,530	$157,110	$101,076

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$5,666	$7,112	$6,873	$6,933	$11,785
Interest expense	132,631	172,402	136,920	167,814	169,997
Interest capitalized	54,294	66,838	49,556	33,863	33,393
Preferred dividend	—	—	—	—	—

Total fixed charges (3)	$192,591	$246,352	$193,349	$208,610	$215,175

(Less):
Interest capitalized	54,294	66,838	49,556	33,863	33,393
Preferred dividend	—	—	—	—	—

Earnings (4)	$732,306	$305,502	$423,323	$331,857	$282,858

Ratio (4 divided by 3)	3.80	1.24	2.19	1.59	1.31

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013 (1)	Year Ended December 31, 2012 (1)	Year Ended December 31, 2011 (1)	Year Ended December 31, 2010 (1)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$516,622	$57,827	$250,431	$140,215	$81,071

(Plus):
Equity in income of unconsolidated entities, net of distributions received	60,912	48,004	11,170	618	4,856
Amortization of capitalized interest (2)	16,475	20,157	17,929	16,277	15,149

Earnings before fixed charges	$594,009	$125,988	$279,530	$157,110	$101,076

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$5,666	$7,112	$6,873	$6,933	$11,785
Interest expense	132,631	172,402	136,920	167,814	169,997
Interest capitalized	54,294	66,838	49,556	33,863	33,393

Total fixed charges (3)	$192,591	$246,352	$193,349	$208,610	$215,175

(Less):
Interest capitalized	54,294	66,838	49,556	33,863	33,393

Earnings (4)	$732,306	$305,502	$423,323	$331,857	$282,858

Ratio (4 divided by 3)	3.80	1.24	2.19	1.59	1.31
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(1)	The results of operations for 2010 through 2013 have been adjusted to remove the Company's earnings classified as discontinued operations.

(2)
Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).